February 2025

Pricing Supplement No. 6,107

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 5, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Participation Securities, or “securities,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide a minimum payment at maturity of only 50% of the stated principal amount and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 90% of the appreciation of the underlying index, subject to the maximum payment at maturity. However, if the underlying index has depreciated in value, investors will lose 0.50% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 50% of the stated principal amount of the securities. If the underlying index appreciates, your upside payment will in all cases be less than the index percent change. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income, upside above the maximum payment at maturity and full participation in any appreciation of the underlying index in exchange for the opportunity to receive a return based on the performance of the underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 10, 2027
Underlying index:	S&P 500® Index
Aggregate principal amount:	$1,065,000
Payment at maturity per security:

If the final index value is greater than the initial index value:

$1,000 + upside payment

In no event will the payment at maturity exceed the maximum payment at maturity. Because the participation rate is less than 100%, you will not participate fully in any appreciation of the underlying index.

If the final index value is less than or equal to the initial index value:

$1,000 + ($1,000 × index percent change × 50%)

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000. However, under no circumstances will the securities pay less than $500 per security at maturity.

Upside payment:	$1,000 × upside participation rate × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	6,061.48, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	August 5, 2027, subject to postponement for non-index business days and certain market disruption events
Upside participation rate:	90%
Maximum payment at maturity:	$1,501 per security (150.10% of the stated principal amount)
Minimum payment at maturity:	$500 per security (50% of the stated principal amount)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	February 5, 2025
Original issue date:	February 10, 2025 (3 business days after the pricing date)
CUSIP:	61777RU92
ISIN:	US61777RU928
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$989.70 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$6.50	$993.50
Total	$1,065,000	$6,922.50	$1,058,077.50

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $993.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Participation Securities.

(3)See “Use of proceeds and hedging” on page 12.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Participation Securities dated November 16, 2023  Index Supplement dated November 16, 2023

 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027 (the “securities”) can be used:

￭To achieve 90% upside participation in any appreciation of the underlying index over the term of the securities, subject to the maximum payment at maturity

￭The securities are exposed on a 0.50%-to-1.00% basis to any negative performance of the underlying index.

Maturity:	2.5 years
Upside participation rate:	90% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$1,501 per security (150.10% of the stated principal amount)
Minimum payment at maturity:	$500 per security. Investors may lose up to 50% of the stated principal amount of the securities.
Coupon:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $989.70.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside participation rate, the maximum payment at maturity and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

February 2025 Page 2

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Key Investment Rationale

The securities offer a return reflecting 90% of a certain range of positive performance of the S&P 500® Index, subject to the maximum payment at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 90% of the upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index appreciates, your upside payment will in all cases be less than the index percent change. However, if the underlying index has depreciated in value, investors will lose 0.50% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 50% of the stated principal amount of the securities. All payments on the securities are subject to our credit risk.

Upside Scenario

The underlying index increases in value, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 90% of the index percent change, subject to the maximum payment at maturity of $1,501 per security (150.10% of the stated principal amount). If the underlying index appreciates, your upside payment will in all cases be less than the index percent change.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The underlying index declines in value, and, at maturity, the securities redeem for less than the stated principal amount by an amount reflecting 50% of the decline in the value of the underlying index over the term of the securities. For example, if the final index value is 30% less than the initial index value, the securities will redeem at maturity for a loss of 15% of principal at $850, or 85% of the stated principal amount. The minimum payment at maturity is $500 per security.

February 2025 Page 3

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside participation rate:	90%
Maximum payment at maturity:	$1,501 per security (150.10% of the stated principal amount)
Minimum payment at maturity:	$500 per security
Participation Securities Payoff Diagram

The Underlying Index
The Participation Securities
$1,600
$1,400
$1,200
$1,000
$800
$600
$500
$400
$200
$0
Payment at Maturity on the Securities
$1,501
Maximum Payment at
Maturity
$1,000
Stated Principal
Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
55.667%
Percentage Change in Final Index Value

How it works

￭Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 90% of the appreciation of the underlying index over the term of the security, subject to the maximum payment at maturity. Under the terms of the securities, an investor will realize the maximum payment at maturity of $1,501 per security (150.10% of the stated principal amount) at a final index value of approximately 155.667% of the initial index value. Because the upside participation rate is less than 100%, you will not participate fully in any appreciation of the underlying index.

￭If the underlying index appreciates 2%, the investor would receive a 1.80% return, or $1,018 per security.

￭If the underlying index appreciates 200%, the investor would receive only the maximum payment at maturity of $1,501 per security, or 150.10% of the stated principal amount.

￭Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $1,000 stated principal amount.

February 2025 Page 4

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

￭Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 0.50% loss of principal for each 1% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per security. The minimum payment at maturity is $500 per security.

￭If the underlying index depreciates 60%, the investor would lose 30% of the investor’s principal and receive only $700 per security at maturity, or 70% of the stated principal amount.

February 2025 Page 5

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide a minimum payment at maturity of only 50% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 50% of the stated principal amount of the securities, subject to our credit risk. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount reflecting 50% of the decline in the value of the underlying index over the term of the securities. Accordingly, investors may lose up to 50% of the stated principal amount of the securities.

￭The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $1,501 per securities, or 150.10% of the stated principal amount. Although the upside participation rate provides 90% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 150.10% of the stated principal amount for the securities, any increase in the final index value over the initial index value by more than approximately 55.667% of the initial index value will not further increase the return on the securities.

￭The securities offer only reduced upside participation in any appreciation of the underlying index. If the final index value has appreciated from the initial index value, you will receive at maturity a return equal to $1,000 plus the upside payment, which will reflect the upside participation rate and the index percent change. However, because the upside participation rate is less than 100%, you will not participate fully in the appreciation of the underlying index. If the underlying index appreciates, your upside payment will in all cases be less than the index percent change.

￭The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the

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Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securites may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the

February 2025 Page 7

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. For example, due to the large minimum amount payable at maturity, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

February 2025 Page 8

Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on February 5, 2025:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	6,061.48
52 Weeks Ago:	4,942.81
52 Week High (on 1/23/2025):	6,118.71
52 Week Low (on 2/5/2024):	4,942.81

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2020 through February 5, 2025. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on February 5, 2025 was 6,061.48. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2020 to February 5, 2025

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Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter (through February 5, 2025)	6,118.71	5,827.04	6,061.48

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Interest:	None
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Additional Information About the Securities
Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Participation Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the large minimum amount payable at maturity, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Participation Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Participation Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s

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Morgan Stanley Finance LLC

Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $993.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Participation Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Participation Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Participation Securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Participation Securities dated November 16, 2023

Index Supplement dated November 16, 2023

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Participation Securities Based on the Performance of the S&P 500® Index due August 10, 2027

Principal at Risk Securities

Prospectus dated April 12, 2024 Terms used but not defined in this document are defined in the product supplement for Participation Securities, in the index supplement or in the prospectus.

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